CBG	CAWKELL BRODIE GLAISTER LLP	Nancy E. Glaister Tel: (604) 684-3323 x 228 Fax: (604) 684-3350 website: www.cawkell.com email: nglaister@cawkell.com
B U S I N E S S L A W Y E R S

November 21, 2005

United States Securities and Exchange Commission

Washington, D.C. 20549

Re: Forbes Medi-Tech Inc. (the “Company”)

     We are Canadian counsel for the Company, a corporation existing under the federal laws of Canada. We are rendering this opinion in connection with the filing of the Company's registration statement on Form F-3 (the "Registration Statement") under the Securities Act of 1933, as amended, for the resale by the selling stockholders named in the Registration Statement of  common shares issuable upon conversion of Series B Convertible Preferred Shares (the “Conversion Shares”) and common shares that were or may be issued upon exercise of warrants (the "Warrant Shares").

     We have made or caused to be made such investigations and examined originals or copies certified or otherwise identified to our satisfaction, of such records and corporate proceedings, certificates and other documents that we have considered relevant to this opinion. We have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified or confirmed copies or facsimiles.

     The opinions expressed herein are limited to the application of the laws of the Province of British Columbia and the laws of Canada applicable therein, in effect on the date hereof. This opinion is given to you as of the date hereof and we disclaim any obligation to advise you of any change after the date hereof in any matter set forth herein.

     Based on and subject to the foregoing, we are of the opinion that  (1) the Conversion Shares have been reserved for issuance by the Company, and will be issued and outstanding as fully paid and non-assessable when certificates representing the Conversion Shares have been duly executed, countersigned and registered and delivered to the Series B Convertible Preferred Share holders upon the proper conversion of the Series B Convertible Preferred Shares; and (2) the Warrant Shares have been reserved for issuance by the Company, and will be issued and outstanding as fully paid and non-assessable when certificates representing the Warrant Shares have been duly executed, countersigned and registered and delivered to the warrant holders upon proper exercise of the warrants, including payment by the warrant holders of the agreed consideration therefor.

     This opinion may be delivered only to the Securities and Exchange Commission (the "SEC") and is solely for the benefit of the SEC in connection with the Company's filing of the Registration Statement. This opinion may not be relied upon by the SEC for any other purpose or by any other person, firm, or corporation for any purpose without the prior written consent of this firm.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendment thereto, including any and all post-effective amendments, and to the reference to our firm wherever it appears in the Registration Statement.

Yours truly,

“Cawkell Brodie Glaister”

Cawkell Brodie Glaister, LLP

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